EXHIBIT 10.1

COSÌ, INC. 294 Washington Street, Ste. 510 Boston, MA 02108 Main Tel: (847) 597-8800 Website: www.getcosi.com

July 7, 2014

Mr. Scott A. Carlock

Re:           Chief Financial Officer

Dear Scott:

We are pleased to confirm the essentials of your employment offer.  This offer may be contingent upon the results of criminal, credit and driving checks (depending upon the position and in accordance with applicable laws) submitted by Così, Inc. (the “Company”, “we”, or “us”).  Please be advised that this is not a contract for employment.

1.  You agree to become an at-will employee of the Company, in the position of Chief Financial Officer, with an effective start date to be determined by mutual agreement of you and the Company.

2.  In this position, you will report to the President and CEO.

3.  The gross amount of your annual base salary will be Two Hundred Ten Thousand and 00/100 U.S. Dollars (US$210,000.00), payable in bi-weekly installments in accordance with the Company’s regular payroll practices, and which will be subject to applicable payroll and withholding taxes and other applicable deductions.

4.  You will be eligible to participate in the Company’s annual bonus plan where you will have the ability to earn an annual bonus in a gross amount up to Fifty Percent (50%) of your annual base salary, which bonus will be contingent upon various factors, including, among others, the Company’s business plan and financial results, and your achievement against targeted goals and objectives, and which will be subject to applicable payroll and withholding taxes and other applicable deductions.

5.  Subject to and upon the terms, conditions and restrictions set forth in the Restricted Stock Agreement and the Company’s employee long-term incentive stock plan under which the shares of restricted stock will be granted, on the grant date (i.e., your first day of employment), you will receive a grant of 100,000 shares or stock options exercisable for shares of the Company’s common stock, of which 50% will be performance-based shares and 50% will be time-based shares.

(a)  The performance-based shares will vest, provided you remain in the continuous employ of the Company from and after the date of grant and through the respective vesting dates, as follows:

(i)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $2.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $2.50 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(iii)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $3.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)  (25%) on the first day on which the closing price of the Company’s common stock has exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(b)  The time-based shares, provided you remain in the continuous employ of the Company from and after the date of grant and through the respective vesting dates, will vest as follows:

(i)  (25%) on the first anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date;

(ii)  (25%) on the second anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date;

(iii)  (25%) on the third anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date; and

(iv)  (25%) on the fourth anniversary of the date of award, provided that you remain in the continuous employ of the Company from and after the date of grant and through such vesting date.

6.  You will be reimbursed for your business-related and business travel expenses incurred in performing your employment obligations, provided that such expenses are reasonable, customary, and documented, and incurred in accordance with the Company’s then-current business and business travel expense reimbursement policy in effect from time to time. Our business and business travel expense reimbursement policy may change from time to time without notice.

7.  During your employment with the Company, you will be eligible to participate in the Company’s health care benefits plan on the first day of the first full month following your first day of employment (“date of hire”) (for example, if your date of hire is May 10, 2014, you will be eligible to participate as of June 1, 2014; if your date of hire is April 28, 2014, you will be eligible to participate as of May 1, 2014).  These benefits currently include medical, dental, vision, life, AD&D, and short- and long-term disability insurance.  If you elect to participate in our health care benefits plans, you will be required to pay an employee contribution for participation in the benefits plans selected.  Participation in, and the terms of, our health care benefits plans are subject to change without notice.

8.  During your employment with the Company, you will automatically be enrolled in the Company’s 401(K) retirement plan at the 4% level once you meet the eligibility requirements (90 days of employment and at least 325 hours worked).  After you are enrolled, that means an amount equal to 4% of your gross earnings will be deducted from your paycheck every pay period and paid into the Company’s 401(K) retirement plan for your benefit.  You may change the amount of the deduction or opt out altogether by contacting the Company’s Benefits Department.  If you remain in the Company’s 401(k) retirement plan, every year your deduction will increase by 1% until it reaches the 8% level.  You may rollover any other qualified accounts you may have had upon hire, and you may begin additional contributions as well after 90 days of continuous employment with the Company.  You may contact the Benefits Department for more information regarding this plan.  Participation in, and the terms of, the Company’s 401(K) retirement plan may change from time to time without notice (unless such notice is otherwise required by law).

9.  During your employment with the Company, you will be eligible for twenty (20) days’ paid vacation per calendar year, in accordance with the Company’s salaried employee vacation policy, to be taken during the same calendar year in which such vacation is earned, pro rated for any partial year.  Your vacation is earned based upon the calculation and schedule set forth in the vacation policy as may be in effect from time to time for the Company’s salaried employees.  Our vacation policy may change from time to time without notice (unless such notice is otherwise required by law).

10.  As long as you are in a position requiring a cell phone, under the Company’s current policy, the Company will provide you with a standard cell phone, at no cost to you, and will reimburse you for your usage in accordance with the Company’s cell phone policy, provided that you are participating in the Company’s cell phone program.  You may be required to sign cell phone policies and other documentation related to your use of the cell phone.  The terms of the Company’s cell phone policy may change from time to time without notice.

11.  As long as you are in a position requiring the use of a laptop computer, under the Company’s current policy, the Company will provide you with a laptop computer, at no cost to you.  You may be required to sign computer policies and other documentation related to your use of the laptop computer.  The terms of the Company’s computer policies may change from time to time without notice.

12.  You will be an at-will employee of the Company, which means your employment may be terminated at any time by you or by us for any or no reason whatsoever.  This letter is not an employment agreement or contract.

13.  You understand that, as a condition of your employment with the Company, to protect the Company’s confidential, proprietary and trade secret information, you will be required to sign the Confidentiality and Non-compete Agreement, in the form attached hereto, at the time of your employment.

14.  By commencing employment with the Company, you represent and warrant to the Company that, to the best of your knowledge, you are free to become an employee of the Company and to render services and perform duties and obligations accordingly, and that you do not have and will not have any agreements or commitments which would prevent or interfere in any way with the full performance of your services and duties and obligations to and on behalf of the Company.

15.  You will be eligible for reimbursement of moving expenses up to a maximum amount of $20,000.00 incurred in connection with your relocation to Boston, Massachusetts, including temporary housing, in accordance with the Company's relocation policy applicable to executive-level employees.

We look forward to welcoming you in your new position and to your success with Così, Inc. Should you have any questions, please do not hesitate to contact RJ Dourney or me at (857) 207-0318.

Sincerely,
COSÌ, INC.
/s/ Kate Sheehan
Kate Sheehan, V.P. HR

Attachment:  Confidentiality & Non-Compete Agreement

cc:           RJ Dourney